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         PROSPECTUS SUPPLEMENT FILED PURSUANT TO RULE 424(B)(3) AND (C)
          (TO PROSPECTUS DATED OCTOBER 22, 1998) FILE NUMBER 333-61477


                           VION PHARMACEUTICALS, INC.
                        2,950,152 SHARES OF COMMON STOCK
                       280,501 REDEEMABLE CLASS A WARRANTS
                       561,602 REDEEMABLE CLASS B WARRANTS


This Prospectus Supplement supplements the Prospectus dated October 22, 1998 relating to:

2,950,152 shares of common stock
280,501 redeemable Class A Warrants
561,602 redeemable Class B Warrants

The common stock and warrants are being offered for the account of the selling securityholders. The common stock and warrants listed below are underlying unit purchase options initially acquired from Vion by D.H. Blair & Co. Inc. in August 1995 in connection with our initial public offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meanings assigned to them in the Prospectus. On July 24, 2000 closing price of a share of our common stock on the Nasdaq National Market was $8.625. Our common stock is traded under the symbol "VION." There is no public market for the warrants.

The section entitled "Selling Securityholders" is hereby amended to add the following individuals (as transferees of D.H. Blair & Co. Inc., a previously listed Selling Securityholder) to the following table:


                            CLASS A           CLASS B           COMMON
                            WARRANTS          WARRANTS          STOCK
NAME                        BEING SOLD        BEING SOLD        BEING SOLD
--------------------        ----------        ----------        ----------
Brian Frank (1)             5,002             10,004            19,464
Robin Breitner (1)          4,348              8,696            16,919

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(1)  Represents the aggregate amount of securities beneficially owned by the
     Selling Securityholder as of July 18, 2000 and prior to giving effect to the sale of the securities being offered hereby, except that Brian Frank holds an additional 30,000 shares of common stock which represents under 1% of the outstanding common stock.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus Supplement is July 25, 2000.

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